Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025 related to the financial statements appearing in the Annual Report on Form 10-K of Healthy Choice Wellness Corp. for the year ended December 31, 2024.

Our report on Healthy Choice Wellness Corp.’s consolidated financial statements includes an emphasis of matter paragraph related to Healthy Choice Wellness Corp.’s recurring losses from operations and its net working capital deficit, and management’s plans to mitigate these matters.

/s/ UHY LLP

Hudson, New York

July 22, 2025